Exhibit 10.1
Innodata Isogen
Incentive Compensation Plan

Part I - Incentive Compensation Plan Overview
Part II - Incentive Compensation Plan Terms and Conditions
Appendix A- Incentive Compensation Plan Acknowledgment

Part I Incentive Compensation Plan Overview	An overview of the Incentive Plan is presented in the following sections:
	Section	Description
	A.	Effective Date
	B.	Purpose
	C.	Eligibility
	D.	Corporate Objectives
	E.	Goals and Target Incentives
	F.	Payment: Calculation and Frequency
	G.	Incentive Plan Modifications

A. Effective Date	This Incentive Compensation Plan (the “Plan”) is effective as of December 13, 2007 (the “Effective Date”) and will continue until terminated by the Company.

B. Purpose
The Plan is a performance-based cash incentive plan designed to:
•  Build a business results-oriented culture by linking total compensation to measureable goal achievement
•  Motivate and retain employees by providing a competitive compensation package

C. Eligibility
Employees participating in the Plan will be identified and designated by the Company. To be eligible to participate, an employee must have signed a copy of the Incentive Compensation Plan Acknowledgement in the form of Appendix A and received a copy countersigned by the company CFO (other than with respect to acknowledgments from the Company’s executive officers which must be countersigned by the Chairman of the Compensation Committee of the Board of Directors). This Plan supersedes all prior arrangements, contractual or otherwise, for eligible participants.

D. Corporate Objectives
The Plan and Goals (described below) are designed to support the corporate objectives of the Company, including:
•  Achieving profitable revenue growth
o  Attaining established revenue goals for each Plan period
o  Attaining established profitability goals for each Plan period
•  Increasing the level of ownership over business growth strategy, markets, customers and opportunities
•  Achieving high levels of client satisfaction

E. Goals and Target Incentives
For each Plan period, participants will separately receive an incentive compensation worksheet (each a “Worksheet”) containing their individual goals and applicable Company financial goals for the Plan period (“Goals”), as well as their incentive targets for the Plan period (“Target Incentives”). The Target Incentives will be based on the employee’s position with the Company, and will be a multiplier of the participant’s base salary for the Plan period. Participants will earn Incentives based on the attainment of Goals.

F. Payment: Calculation and Frequency
Incentives are earned at the conclusion of each Plan period, and are calculated and paid within approximately (i) four weeks of the conclusion of a covered quarterly Plan period; (ii) six weeks of the conclusion of a covered semi-annual Plan period; and (iii) eight weeks of the conclusion of a covered annual Plan period, based on results for that period. All Incentives are subject to applicable tax withholdings.

G. Incentive Plan Modifications	The Company reserves the right to amend, modify or discontinue the Plan at any time in its sole discretion.

Part II Incentive Compensation Plan Terms and Conditions
Definitions

As used throughout this Plan, the term “Innodata Isogen” or “Company” shall collectively refer to Innodata Isogen, Inc. and its subsidiaries unless the context expressly provides otherwise.

Interpretation and Administration

The Plan will be interpreted and administered by the Compensation Committee with respect to executive officers of the Company, and by executive management, either directly or through designated subordinates or advisors, with respect to all other participants. Decisions of the Compensation Committee and executive management with respect to Incentive payments will be final, conclusive and binding.

Relationship of Parties

Nothing in the Plan shall be construed to imply the creation or existence of an employment contract between the Company and any participant, and the Plan shall not limit in any way the right of the Company to terminate a Participant’s employment at any time.

Effect of Termination

Upon a participant’s termination of employment with the Company (voluntarily or involuntarily), the participant shall no longer be eligible to earn future Incentive payments. Incentives earned by a participant on or prior to a participant’s termination date shall be paid to the participant.

Dispute Resolution

The intent of the following procedure is to provide for a prompt and thorough review of all disputes regarding the administration and interpretation of the Plan. The participants and the Company agree that this procedure is mandatory and a prerequisite to any other remedy that might be available.

Transactions affecting Incentive payouts are recorded by appropriate finance and management staff based upon the documentation in their possession. If, in fact, such documentation does not represent a fair and accurate description of events, the participant and/or his/her manager should take the following steps.

A. Verbal Inquiry

If a participant believes an Incentive modification is due, within 30 days of the receipt of the Incentive payment in question, he/she must notify the plan administrator within the Finance Department (as designated by the CFO) or the Chairman of the Compensation Committee (with respect to executive officers) in writing of the reason for contesting the determination of the Incentive and provide supporting rationale and relevant documentation.

The plan administrator will then review all available documentation and - within 30 days - either (i) confirm the findings of the appropriate finance and management staff (the Compensation Committee with respect to executive officers) and communicate such verbally to the participant, or (ii) issue a corrective action.

B. Written Notification

In the event the participant wishes to contest the findings of the plan administrator, the participant shall provide all appropriate documentation with a memo explaining his/her position to the Chief Financial Officer (the Chairman of the Compensation Committee with respect to executive officers) who will review the matter with all involved parties to determine the merit of the participant’s claims.

If the CFO (the Chairman of the Compensation Committee with respect to executive officers) determines the claim has merit, the parties will pursue resolution by securing any subsequent documentation and approvals that are required and forward the package to the appropriate finance and management staff.

If the CFO (the Chairman of the Compensation Committee with respect to executive officers) determines the claim does not have merit and should not be further reviewed, written notification which will represent the final determination of the Company, containing its reasoning, will be forwarded - within 30 days - to all involved parties.

Any claim not submitted for resolution in accordance with the foregoing process is waived.

Confidentiality

Goals and Target Incentives are confidential matters between the participant and the Company, and may not be distributed or communicated by the participant in whole or in part to other persons inside or outside the Company, except as required by applicable law or statute with respect to executive officers of the Company.

Governing Law

With respect to participants employed in the United States, the Plan shall be governed by and construed under the laws of the State of New Jersey regardless of the laws that might otherwise govern under applicable choice-of-law principles. With respect to all other participants the Plan shall be governed by and construed under the laws of the jurisdiction in which the participant is last employed with the Company.

If any provision of the Plan is held invalid, illegal, or unenforceable, the remaining provisions shall continue unimpaired.

Appendix A: Incentive Compensation Plan Acknowledgement

The undersigned, an employee of Innodata Isogen, Inc. or its subsidiary (collectively, the “Company”) hereby acknowledges and agrees as follows:

1)	I have received a copy of the Innodata Isogen Incentive Compensation Plan (the “Plan”).
2)	I have read the entire copy of the Plan and have received responses to any questions I had regarding the Plan.
3)	I understand the Plan, including the Terms and Conditions set forth in Section II of the Plan, and agree to abide by the Plan.
4)
I understand that the Plan and any Worksheet(s) provided to me are the sole governing documents between me and the Company with respect to my entitlement to receive incentive compensation and/or bonuses (collectively “Incentive Pay”) from the Company. I acknowledge that as of the date I am signing below (i) I am not owed any Incentive Pay from the Company; and (ii) I have no dispute or claim (asserted or unasserted) against the Company related to Incentive Pay and/or the administration or communication of programs or arrangements related thereto.

5)	I understand that the Plan and any Worksheet(s) provided to me may be amended, modified or discontinued by Innodata Isogen at any time and in Innodata Isogen’s sole discretion.

Acknowledged and Agreed:

_____________________
Participant:

Date:_______________________________

Receipt Acknowledged:

Innodata Isogen, Inc.

By______________________   Date:________________________
Its: Chairman of the Compensation Committee

Or

By______________________  Date:________________________
Its: CFO